Exhibit 10.13
July 21, 2008
Mr. Greg Pomeroy
Dear Greg,
Varonis Systems, Inc. is pleased to offer you the position of Sales Manager. This letter embodies the terms of our offer of employment to you.
As a Sales Manager, you will report to Mark Wilcox, Director of East Coast Sales, but this reporting relationship may be changed. Your annual base salary will be $120,000 per year, paid on a semi-monthly basis (the "Annual Base Salary"). In addition, you will be eligible to receive a commission based on performance goals agreed upon in writing by you and your manager (the "Allegeable Commission") pursuant to the Company's standard compensation plan. Your total On Target Earnings (OTE) will be $240,000 (such amount shall be inclusive of the Annual Base Salary).

You shall be eligible for a lump sum (the "Advanced Commission"), which shall be paid to you in accordance with the terms and conditions of the Advance Commission Agreement substantially in the form attached hereto as Exhibit A. The Advanced Commission shall be counted towards the aggregate Allegeable Commission that may become due and payable to you.
You will be granted stock options totaling 12,500 shares to be vested over your first four years of employment subject to Varonis' Board of Directors' approval. Twenty-five (25%) of this stock option will vest after you have completed one full year of employment with Varonis Systems, Inc. and one forty-eightieth (1/48th) will vest at the end of each month thereafter. The option will be subject to all other terms and conditions set forth in the Varonis Systems, Inc. 2005 Stock Plan.
As an employee of Varonis Systems, Inc., you are entitled to medical, dental, and other benefits such as 401-K plan (the "Benefits").
As a Varonis Systems, Inc. employee, you will be expected to abide by all company rules, policies and procedures. You will be expected to sign and comply with the attached Proprietary Information and Inventions Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Varonis Systems, Inc. and non-disclosure of proprietary information.

This offer is subject to your submission of an 1-9 form and satisfactory documentation respecting your identification and right to work in the United States of America on your first day of employment.
As an employee, you may terminate employment at any time, for any or no reason with notice to Varonis Systems, Inc. Varonis Systems, Inc. may terminate your employment at any time, for any or no reason, with or without cause, or advance notice.
The terms and conditions of employment set forth in this letter including the "at will" employment arrangement described above supersedes all our prior written and oral communication with you regarding employment with Varonis Systems, Inc. and can only be modified by written agreement signed by the CEO of Varonis Systems, Inc.
If you wish to accept employment at Varonis Systems, Inc. under the terms set out above, please sign and dated this letter and date this letter and Proprietary Information and Inventions Agreement prior to 7/23/08, and return in the enclosed envelope. If you accept our offer, your first day of employment will be no later than 8/15/08.
Sincerely,

/s/ Yakov Faitelson
Yaki Faitelson
Founder and CEO
Agreed and Accepted

/s/ Greg Pomeroy
Greg Pomeroy

7/23/08
Date

Advance Bonus Agreement
This Advance Bonus Agreement ("Agreement") made as of July 21, 2008, by and between Varonis Systems, Inc., a Delaware corporation (the "Company") and Greg Pomeroy_ (the "Employee").
WITNESS ETH:
WHEREAS, the Company and the Employee have entered onto an offer letter dated as of the date hereof (the "Offer Letter"); and
WHEREAS, pursuant to the Offer Letter the Employee is entitled to an Advance Bonus (as such term is defined in the Offer Letter).
NOW, THEREFORE, in consideration of the foregoing and of the covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Advance Bonus. Employee will be eligible for a lump sum of $6,000 (the "Advance Bonus"), which shall be counted towards the aggregate Allegeable Bonus (as such term is defined in the Offer Letter) that may become due and payable to the Employee. The Advance Bonus shall be paid to the Employee in 6 equal installments during the first 3 months of Employee's employment (to be paid to Employee with his monthly base salary) (each, an "Installment"), provided that the Employee remains continually employed by the Company from the date hereof through the payment of each applicable Installment.
2.Repayment of Advance Bonus. Upon the termination of Employee's employment with the Company (the "Termination Date"), for any reason whatsoever and by any party hereof, in the event that the aggregate Allegeable Bonuses the Employee is entitled to pursuant to the Offer Letter are less than the actual Advance Bonus paid to the Employee pursuant to this Agreement until the Termination Date, Employee shall, immediately and with no delay, repay to the Company the difference between the actual Advance Bonus paid by the Company pursuant to this Agreement and the aggregate Allegeable Bonuses the Employee is entitled to.
3.Set-Off Rights. The Company is hereby allowed to set-off any such differences referring to in Section 2 above from any due amount the Company may owe the Employee upon the termination of Employee's employment with the Company.

4.Recovery. If any proceeding is brought by the Company for the enforcement of the Company's rights under Section 2 above and the Company shall be the successful or prevailing party, it will be entitled to recover from the Employee reasonable attorneys! fees and other costs incurred in that proceeding (including, in the case of an arbitration, arbitration fees and expenses), in addition to any other relief to which the Company may be entitled.
5.No Right to Continued Employment. Nothing contained in this Agreement shall confer upon the Employee the right to continue in the employ of the Company or to be entitled to any right or benefit not set forth in this Agreement or to interfere with or limit in any way the right of the Company to terminate the Employee's employment with the Company.
6.Taxes. The Company shall deduct from all amounts payable under this Agreement all federal, state, local and other taxes required by law to be withheld with respect to such payments.
7.Notice. For purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given (i) when hand delivered, (ii) when sent if sent by overnight mail, overnight courier, facsimile transmission, or email, or (iii) when mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows: (a) if to the Employee, to the then current address set forth in the employee payroll records of the Company and (b) if to the Company, to Varonis Systems, Inc., 499 7th Ave., 23rd Floor South Tower, New York, NY, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
8.Miscellaneous.
(a)The parties hereto agree that this Agreement and the Offer Letter contain the entire understanding and agreement between them with respect to the subject matter hereof, and supersedes all prior understandings and agreements between the parties respecting such subject matter, and that the provisions of this Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement or the Offer Letter. The descriptive headings of the several sections and paragraphs contained herein have been inserted for convenience of reference only and shall in no way limit or otherwise affect the meaning hereof.
(b)No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of laws principles thereof.
(d)The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.
(e)This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Company has caused its name to be subscribed to this Agreement by its duly authorized representative and the Employee has executed this Agreement as of the date and the year first above written.

Varonis Systems, Inc.

By: /s/ Yakov Faitelson
Name: Yaki Faitelson
Title: Founder and CEO

/s/ Greg Pomeroy
Greg Pomeroy

VARONIS SYSTEMS, INC.
CONFIDENTIAL INFORMATION,
INVENTION ASSIGNMENT
AND NON-COMPETITION AGREEMENT
As a condition of my employment with Varonis Systems, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:
1.     Confidential Information
A. Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company's products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.
B. Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.
C. Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.
2.     Inventions
     A. Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company's proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.
B. Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company, and/or with the use of any Company’s equipment, supplies, facilities, or Confidential Information (collectively referred to as "Inventions"). I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company's sole discretion and for the Company's sole benefit and that no royalty will be due to me as a result of the Company's efforts to commercialize or market any such invention.
C. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others). The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.
D. Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any Israeli, United States or other foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.
3.     Conflicting Employment.
I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation or consulting directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.
4.Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 2.C. Without derogating in any way from my undertakings under this Agreement, in the event of the termination of my employment, I agree to sign and deliver, for the sake of good order, the “Termination Certification” attached hereto as Exhibit B.
5.Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.
6.Non-Solicitation. I agree that during my employment with the Company and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly: (i) solicit, induce, recruit or encourage any of the Company's personnel to leave their employment, or take away such personnel, or attempt to solicit, induce, recruit, encourage or take away personnel of the

Company, either for myself or for any other person or entity; or (ii) solicit, hire, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any person or organization who is, or was within the preceding two years prior to termination of my employment, a customer or a supplier of the Company.
7.Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit C hereto.
8.Non-competition. In consideration for compensation paid to me by the Company, I shall not, during my employment with the Company and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, directly or indirectly own an interest in, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any person or organization that, at such time, competes with the Company anywhere in the world; provided that this undertaking shall not preclude me from owning a stock interest not greater than 2% in a publicly traded company. I further recognize and acknowledge that a breach of this Section 8 would cause the Company substantial non-revisable damages which may create a threat on the existence of the Company.
9.Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.
10.     General Provisions
A.Governing Law; Consent to Jurisdiction. This Agreement will be governed by the laws of the State of Delaware. I hereby expressly consent to the jurisdiction of the competent courts of Delaware for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

B.Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

C.Severability. The provisions of this Agreement shall, where possible, be interpreted in a manner necessary to sustain their legality and enforceability. Without derogating from the foregoing, in the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect due to the fact that it is over-broad or insufficiently limited in time, geography or else, I hereby authorize, to the maximum extent legally permissible, the tribunal interpreting such provision(s) to replace the invalid, illegal or unenforceable provision(s) with valid provision(s) the effect of which come as close as possible to that of the invalid, illegal or unenforceable provision(s). The validity, legality and enforceability of the remaining provisions contained herein shall in no way be affected or impaired as a result of any provision contained in this Agreement being held invalid, illegal or unenforceable in any respect.

D.Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its parent company, and their respective subsidiaries, affiliates, successors and assigns.

Date: 7/23/08                                 /s/ Greg Pomeroy
                                        Signature

                                        Gregory M. Pomeroy
                                        Name of Employee (typed or printed)